EXHIBIT 10.26

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this "Agreement") is made as of April 15, 2008 (the “Effective Date”) by and between Hybrid Technologies, Inc., a Nevada corporation having an address at 5841 East Charleston, Suite 230-145, Las Vegas, NV 89142 ("Hybrid"), and Zingo Inc., a Nevada corporation having an address at 420 N. Nellis Blvd., Suite A3-146, Las Vegas, NV 89110. ("Zingo").
RECITALS
WHEREAS, Hybrid owns and has the right to license the Patent Rights (defined below);
WHEREAS, Hybrid desires to exclusively license to Zingo, and Zingo desires to obtain a license from Hybrid to, the Patent Rights;
NOW, THEREFORE, the parties agree:

ARTICLE 1.
DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.
1.1     “Affiliate” means any corporation or other business entity in which Zingo owns or controls, directly or indirectly, more than fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which Zingo is owned or controlled directly or indirectly by more than fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors.
1.2      “Licensed Field” means rechargeable lithium-ion batteries for hybrid vehicles and other applications.
1.3     “Licensed Product” means any product for which the manufacture, use, sale, offer for sale, or importation would constitute, but for the license granted to Zingo by Hybrid herein, an infringement of any Valid Claim within the Patent Rights.
1.4     “Patent Rights” means any and all patents and patent applications (including inventor's certificates and utility models) listed on Exhibit A, including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations, continuation-in-parts and foreign counterparts of any of the foregoing.
1.5     “Retained Field” means any products outside of the Licensed Field.
1.6      “Valid Claim” means any patent claim within the Patent Rights that has not expired or been held invalid in a final decision by a patent office or by a court of competent jurisdiction.
ARTICLE 2.
GRANT
2.1     License. Hybrid hereby grants to Zingo, and Zingo hereby accepts, a worldwide, exclusive, perpetual license, under the Patent Rights, to make, use, sell, offer for sale and import Licensed Products and practice any methods covered by the Patent Rights, solely within the Licensed Field. Zingo shall have the right to sublicense under this Agreement only with (i) the consent of Hybrid and (ii) Hybrid’s approval of the terms of each such sublicense.
2.2     Developmental Capital. Zingo shall invest not less than One Million Five Hundred Thousand Dollars ($1,500,000) in the development of the Licensed Products in each of the first two years after the Effective Date, for a total investment of not less than Three Million Dollars ($3,000,000) in the first two years after the Effective Date.

2.3     Delivery. Hybrid will deliver to Zingo tangible examples and prototypes of the Patent Rights in the Licensed Field, including any schematics, diagrams, designs and molds, held by Hybrid.

ARTICLE 3.
PREFERENTIAL PURCHASE RIGHTS AND PRICING; LEASE
3.1     Preferential Purchaser. Hybrid shall have the right to purchase its requirements of lithium ion batteries from Zingo. Hybrid’s requirements of lithium ion batteries shall be supplied to Hybrid in preference to, and on a priority basis as compared with, supply and delivery arrangements in effect for other customers of Zingo.
3.2     Sales at Cost. Hybrid’s cost for lithium ion batteries purchased from Zingo shall be Zingo’s actual manufacturing costs for such batteries for the fiscal quarter of Zingo in which Hybrid’s purchase takes place. Hybrid shall have the right to audit Zingo’s manufacturing costs as provided in Article 4.
3.3     Lease. Effective April 16, 2008, Zingo will lease approximately 5,000 square feet of space (“Leased Space”) in Hybrid’s North Carolina facility, such Leased Space to be suitable for, and utilized by Zingo for, Zingo’s developmental and manufacturing operations for Licensed Products pursuant to this Agreement. The Leased Space shall be leased by Hybrid to Zingo on a month-to-month basis at a monthly rental of $2,500, the monthly rental to be escalated five (5%) percent annually.
3.4      Sale of Equipment and Supplies. Effective April 16, 2008, Hybrid shall sell to Zingo for the purchase price of $29,005, and Hybrid hereby assigns, transfers and sells to Zingo, the equipment and supplies related to the Licensed Field listed on Exhibit B hereto.
ARTICLE 4.
AUDIT RIGHTS
4.1 Records & Audits.
(a) Zingo shall use reasonable efforts to keep accurate and correct records of all Licensed Products manufactured, used, and sold, and sublicense fees received under this Agreement. Such records shall be retained by Zingo for at least two (2) years following a given reporting period.

(b) All records of Zingo and its Affiliates and Sublicensees shall be available during normal business hours for inspection at the expense of Hybrid by a nationally recognized certified public accountant selected by Hybrid and acceptable to Zingo for the sole purpose of pricing of lithium batteries to Hybrid. Such inspector shall not disclose to Hybrid any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an overcharge to Hybrid in excess of ten percent (10%) for any twelve (12) month period, then Zingo shall pay the cost of the audit as well as any additional sum that would have been not been payable by Hybrid had Zingo priced lithium ion batteries sold to Hybrid correctly.

ARTICLE 5.
PATENT MATTERS
5.1 Patent Prosecution and Maintenance.
(a)     Zingo shall have the right to control, at its expense and with counsel of Zingo’s choice, the prosecution and maintenance of the Patent Rights as they pertain to the Licensed Field (the “Licensed Field Patent Rights”). Hybrid shall provide Zingo with copies of all relevant documentation relating to such prosecution. Hybrid shall cooperate in good faith and use diligent efforts to support Zingo’s prosecution and maintenance activities.
(b)     Hybrid agrees that if Zingo is unable because of Hybrid’s unavailability, dissolution or for any other reason to secure any signatures in connection with the prosecution and maintenance of the Licensed Field Patent Rights, then Hybrid hereby irrevocably designates and appoints Zingo and its duly authorized officers and agents as Hybrid’s agent and attorney in fact, to act for and in Hybrid’s behalf and stead to execute and file any documents and to do all other lawfully permitted acts to further the prosecution, issuance and maintenance of the Licensed Field Patent Rights with the same legal force and effect as if executed by Hybrid.
(c)     In the event Zingo desires to terminate or cease maintenance of any Licensed Field Patent Rights, it shall notify Hybrid, and Hybrid shall have the opportunity to control, at its expense, the prosecution and maintenance of such Licensed Field Patent Rights.

(d)     Hybrid will promptly provide to Zingo copies of all existing files and records pertaining to the Licensed Field Patent Rights, including without limitation all office actions, drafts, receipts, drawings, correspondence, disclosures, models, copies, prototypes, diagnostic reports, prior art and analyses.
5.2 Patent Infringement.
(a)     Each party shall notify the other party in writing of any suspected infringements of the Patent Rights.
(b)     Zingo shall have the right, but not the obligation, to institute and control the prosecution of a suit or to take any other action for any of the Licensed Field Patent Rights. Hybrid agrees to take no action with respect to any third-party infringement of Licensed Field Patent Rights unless expressly authorized to do so in writing by Zingo. Hybrid agrees to cooperate with Zingo in all respects, to make employees of Hybrid available to testify, and to join in any such suit as a voluntary plaintiff, upon Zingo’s request.
(c)     Any recovery or settlement obtained as a result of such suit or other action shall be retained by Zingo, and Hybrid shall have no rights whatsoever in any such recovery or settlement, except that any such recovery or settlement shall be treated as a reduction in Zingo’s manufacturing costs, for purposes of calculating sale prices of lithium ion batteries to Hybrid, after deduction of costs and expenses incurred by Zingo in bringing and controlling any such suit or action.
(d)     In the event the suspected infringement is in the Retained Field, then the parties shall discuss in good faith and strategize regarding the institution and prosecution of a suit or other action.
5.3     New Inventions. Zingo shall have all rights, title and interest in and to any improvements or modifications to the Patent Rights only as they pertain to any inventions within the Licensed Field that are conceived, reduced to practice or otherwise invented by or for Hybrid (the “Licensed Field Improvements”) during the term of this Agreement. Hybrid hereby makes any assignments to accomplish the foregoing ownership provision. Hybrid agrees to assist Zingo in every proper way (including, without limitation, becoming a nominal party) to evidence, record and perfect the assignment and to apply for and obtain recordation of and from time to time enforce, maintain and defend such proprietary right. In the event it is not practical or feasible to assign rights within the Licensed Field separate from rights in the Retained Field, then Hybrid hereby grants to Zingo an exclusive, perpetual, irrevocable, royalty-free, sublicensable license to practice and exploit the Licensed Field Improvements.

5.4  Retained Field. Hybrid shall continue as responsible for all research and development relating to the Patent Rights and shall retain all rights, title and interest in and to the Patent Rights, or any improvements or modifications to the Patent Rights only as they pertain to any inventions within the Retained Field that are conceived, reduced to practice or otherwise invented by or for Tru-Light (the during the term of this Agreement (the “Retained Field Patent Rights”). Zingo hereby makes any assignments to accomplish the foregoing ownership provision. Zingo agrees to assist Hybrid in every proper way (including, without limitation, becoming a nominal party) to evidence, record and perfect the assignment and to apply for and obtain recordation of and from time to time enforce, maintain and defend such proprietary right. In the event it is not practical or feasible to assign rights within the Retained Field separate from rights in the Licensed Field, then Zingo hereby grants to Hybrid an exclusive, perpetual, irrevocable, royalty-free, sublicensable license to practice and exploit such Retained Field Patent Rights.

ARTICLE 6.
TERMINATION OF THE AGREEMENT
6.1     Term. Unless terminated earlier in accordance with this Article, this Agreement shall be effective beginning on the Effective Date and ending on the expiration date of the longest-lived Valid Claim.
6.2     Termination by Hybrid. If Zingo materially fails to perform or materially violates any term of this Agreement, then Hybrid may give written notice of default ("Notice of Default") to Zingo. If a Notice of Termination is sent to Zingo, this Agreement shall automatically terminate on the effective date of that notice.
6.3     Termination by Zingo. Zingo shall have the right at any time and for any reason, or no reason at all, to terminate this Agreement upon a ninety (90) day written notice to Hybrid. Said notice shall state Zingo’s reason for terminating this Agreement.

6.4     Survival on Termination. Articles 4,5, 6 and 8 shall survive the termination or expiration of this Agreement.
6.5     Disposition of Licensed Products on Hand. Upon termination of this Agreement, Zingo shall return to Hybrid any tangible examples and prototypes of the Patent Rights in the Licensed Field, including any schematics, diagrams, designs and molds delivered to Zingo by Hybrid pursuant to Section 2.3, and Zingo, its Affiliates and Sublicensees may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by Zingo, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement.
6.6     Treatment of Sublicenses. Hybrid shall in good faith cooperate with Zingo to provide comfort to any Zingo sublicenses of the consequences of the termination of this Agreement.

ARTICLE 7.
REPRESENTATIONS AND WARRANTY
7.1     Representations and Warranties.
(a)     Hybrid represents and warrants:
(1)     that it is the sole owner of the Patent Rights and has the lawful right to grant this license;
(2)     that none of the Patent Rights are the subject of any pending interference, opposition, cancellation or other challenge or adversarial proceeding;
(3)     it has neither assigned nor granted any license or other rights to the Patent Rights and it is under no obligation to grant any such license or rights to any third party;
(4)     there are no outstanding liens, encumbrances, third party rights, agreements or understandings of any kind, either written, oral or implied, regarding the Patent Rights which are inconsistent or in conflict with any provision of this Agreement; and

(5)     the execution and delivery of this Agreement, and the performance by Hybrid of its obligations hereunder have been duly authorized by all necessary corporate or other action on the part of Hybrid, and no consents, waivers, or permissions that have not already been granted are required for such actions.
7.2 HYBRID HEREBY DISCLAIMS ANY IMPLIED WARRANTIES WITH RESPECT TO THE PATENT RIGHTS, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 8.
MISCELLANEOUS PROVISIONS
8.1     Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:
(a)     on the date of delivery if delivered in person, or
(b)     five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the parties’ respective addresses set forth above, attention: President, or to such other address as is designated by written notice given to the other party.

8.2     Assignability. Except as otherwise expressly provided under this Agreement, neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise) by either party, without the prior express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, whether through merger, reorganization or otherwise. In the event Hybrid determines to transfer any of the Patent Rights to any entity, Hybrid must notify such entity, and such entity must acknowledge, that the Patent Rights are subject to this Agreement.
8.3 No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

8.4  Separate Counsel for Zingo. Zingo Acknowledges and represents that it has been advised by its counsel as to this Agreement and has not been represented by Jackson & Campbell, P.C.
8.5  Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.
8.6  Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, without regard to the conflicts of laws principles thereof, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

8.7  Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party's obligations herein shall resume.
8.8  Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
8.9  Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.
8.10  Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.
8.11  Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both Hybrid and Zingo have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

Zingo, Inc.:	Hybrid Technologies, Inc.
/s/ Mehboob Charania	/s/ Holly Roseberry
By__________________________	By__________________________
(Signature)	(Signature)
Name: Mehboob Charania	Name: Holly Roseberry
Title: Secretary	Title: Chief Executive Officer

EXHIBIT A
List of Patents and Patent Applications

22854-002- “Rechargeable Battery Cathode Material”- PTO assigned application # 60/947,168 with a filing date of 06/29/2007- Inventor Sengupta, Surajit

EXHIBIT B
Equipment and Supplies to be Purchased from Hybrid Technologies, Inc.

Date	Vendor	Amount	PO #	Equipment and Supplies

4/25/07	AHL Machinery Corp	$21,750.00	1159	mixer, temperature control system
10/19/07	Alfa Aesar	$2,505.00	1186	titanium, polyvinyl alcohol
		$4,750		electric hook up
Total		$29,005.00